Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
SECOND QUARTER FISCAL 2012 EARNINGS

Net Interest Margin Increases by 23 Basis Points (Sequential Quarter)

Core Deposits (Transaction Accounts) Increase by 6%

Non-Performing Assets Decline by 38%

Net Charge-Offs Decline by 9%

Repurchased 263,503 Shares of Common Stock at an Average Cost of $9.27 Per Share

Riverside, Calif. – January 31, 2012 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced second quarter earnings for the fiscal year ending June 30, 2012.
            For the quarter ended December 31, 2011, the Company reported net income of $1.85 million, or $0.16 per diluted share (on 11.38 million average shares outstanding), compared to net income of $4.26 million, or $0.37 per diluted share (on 11.39 million average shares outstanding), in the comparable period a year ago.  The decrease in net income for the second quarter of fiscal 2012 was primarily attributable to a decrease in net interest income (before provision for loan losses), a decrease in the gain on sale of loans and an increase in compensation expenses, partly offset by an improvement in real estate owned operations and a lower FDIC insurance premium as compared to the same period last year.

    “Although net income is down from last year, our Company is in a better position today than at any time over the prior three years.  Capital levels are strong, asset quality continues to improve, core deposits are increasing and we are well-positioned for growth,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “We remain optimistic regarding our mortgage banking business and believe near-term fundamentals will result in favorable earnings momentum for the foreseeable future.”
    As of December 31, 2011, the Bank exceeded all regulatory capital requirements with Tangible Capital, Core Capital, Total Risk-Based Capital and Tier 1 Risk-Based Capital ratios of 10.68 percent, 10.68 percent, 18.21 percent and 16.96 percent, respectively.  As of June 30, 2011, these ratios were 10.53 percent, 10.53 percent, 17.56 percent and 16.30 percent, respectively.  For each of these periods, the Bank’s capital ratios exceeded the minimum required ratios to be deemed “well-capitalized” (5.00 percent for Core Capital, 10.00 percent for Total Risk-Based Capital and 6.00 percent for Tier 1 Risk-Based Capital).
Return on average assets for the second quarter of fiscal 2012 decreased to 0.57 percent from 1.24 percent for the same period of fiscal 2011.  Return on average stockholders’ equity for the second quarter of fiscal 2012 also decreased to 5.16 percent from 12.62 percent for the comparable period of fiscal 2011.
On a sequential quarter basis, the second quarter net income of fiscal 2012 reflects a 20 percent decrease from net income of $2.32 million in the first quarter of fiscal 2012.  The decrease in net income in the second quarter of fiscal 2012 was primarily attributable to a decrease in the gain on sale of loans, partly offset by an increase in net interest income (before provision for loan losses) and a decrease in compensation expenses and a decrease in FDIC insurance premiums, as compared to the first quarter of fiscal 2012.  Diluted earnings per share for the second quarter of fiscal 2012 decreased to $0.16 per share from $0.20 per share in the first quarter of fiscal 2012.  Return on average assets decreased to 0.57 percent for the second quarter of fiscal 2012 from 0.71 percent in the first quarter of fiscal 2012; and return on average stockholders’ equity for the second quarter of fiscal 2012 was 5.16 percent, compared to 6.51 percent for the first quarter of fiscal 2012.
For the six months ended December 31, 2011, net income decreased to $4.17 million from $8.78 million in the comparable period ended December 31, 2010; and diluted earnings per share for the six months ended December 31, 2011 decreased to $0.36 from $0.77 for the comparable six-month period last year.  The return on average assets for the six months ended December 31, 2011 decreased to 0.64 percent from 1.27 percent for the comparable six-month period a year earlier.  The return on average stockholders’ equity for the six months ended December 31, 2011 decreased to 5.83 percent from 13.26 percent for the comparable six-month period a year earlier.
Net interest income before the provision for loan losses decreased $202,000, or two percent, to $9.51 million in the second quarter of fiscal 2012 from $9.71 million for the same quarter in fiscal 2011, due to a decrease of $51.4 million, or four percent, in average earning assets.  Non-interest income decreased $2.79 million, or 28 percent, to $7.31 million in the second quarter of fiscal 2012 from $10.10 million in the same quarter of fiscal 2011.  Non-interest expenses increased $1.13 million, or 10 percent, to $12.47 million in the second quarter of fiscal 2012 from $11.34 million in the same quarter in fiscal 2011.  The decrease in non-interest income and the increase in the non-interest expense relate primarily to mortgage banking operations.
The average balance of loans outstanding, including loans held for sale, increased by $7.4 million, or one percent, to $1.15 billion in the second quarter of fiscal 2012 as compared to the same quarter of fiscal 2011.  The increase in the average loan balance was due to the increase in the average balance of loans held for sale.  The average yield on loans receivable decreased by 60 basis points to 4.60 percent in the second quarter of fiscal 2012 from an average yield of 5.20 percent in the same quarter of fiscal 2011.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment, adjustable rate loans repricing to lower current market interest rates and the higher average balance of loans held for sale with a lower average yield.  The average balance of loans held for sale in the second quarter of fiscal 2012 was $302.6 million as compared to $192.8 million in the same quarter last year; and the average yield was 3.81% and 4.07%, respectively.  Loans originated and purchased for investment in the second quarter of fiscal 2012 totaled $20.3 million, consisting primarily of multi-family and commercial real estate loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) decreased by $29.8 million, or seven percent, to $402.3 million at December 31, 2011 from $432.1 million at December 31, 2010.  There were no construction loans outstanding at December 31, 2011, compared to $400,000 outstanding at December 31, 2010.  The percentage of preferred loans to total loans held for investment at December 31, 2011 increased slightly to 46 percent from 45 percent at December 31, 2010.  Loan principal payments received in the second quarter of fiscal 2012 were $32.9 million, compared to $28.9 million in the same quarter of fiscal 2011.  In addition, real estate acquired in the settlement of loans (real estate owned) in the second quarter of fiscal 2012 declined to $6.4 million, compared to $10.6 million in the same quarter of fiscal 2011.
The average balance of investment securities decreased by $7.6 million, or 24 percent, to $24.7 million in the second quarter of fiscal 2012 from $32.3 million in the same quarter of fiscal 2011.  The decrease was attributable primarily to $3.3 million of agency debt securities, which were called by the issuer in the third quarter of fiscal 2011, and $3.8 million of principal payments received on mortgage-backed securities during the last 12 months.  The average yield on investment securities decreased 52 basis points to 2.17 percent in the second quarter of fiscal 2012 from 2.69 percent in the same quarter of fiscal 2011.  The decline in average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities.
In October 2011, the Federal Home Loan Bank (“FHLB”) – San Francisco announced a partial redemption of excess capital stock held by member banks and a cash dividend.  As a result, a total of $1.2 million of excess capital stock was redeemed and a $20,000 cash dividend was received by the Bank in the second quarter of fiscal 2012.  This compares to the same quarter last year when the Bank received a $1.2 million stock redemption and a $30,000 cash dividend.
The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, decreased to $57.2 million in the second quarter of fiscal 2012 from $103.6 million in the same quarter of fiscal 2011.  The Bank maintains high levels of cash and cash equivalents in response to the uncertain operating environment and to fund its mortgage banking operations.  The decrease in the average balance was due primarily to the utilization of the funds for a higher average balance of loans held for sale.  The average yield earned on interest-earning deposits was 0.25% in the second quarter of fiscal 2012, much lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.
Average deposits increased $22.1 million, or two percent, to $955.1 million in the second quarter of fiscal 2012 from $933.0 million in the same quarter of fiscal 2011.  The average cost of deposits decreased by 20 basis points to 0.91 percent in the second quarter of fiscal 2012 from 1.11 percent in the same quarter last year, primarily due to higher costing time deposits repricing to lower current market interest rates and a reduction in rates paid on transaction account balances (“core deposits”).  Core deposits increased by $28.9 million, or six percent, to $495.6 million at December 31, 2011 from $466.7 million at December 31, 2010, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.  Time deposits decreased slightly to $458.3 million at December 31, 2011 compared to $459.9 million at December 31, 2010.  As of December 31, 2011, the remaining outstanding balance of brokered deposits was $12.2 million, compared to $19.6 million as of December 31, 2010.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $93.7 million, or 34 percent, to $185.7 million in the second quarter of fiscal 2012 and the average cost of advances decreased 34 basis points to 3.75 percent in the second quarter of fiscal 2012, compared to an average balance of $279.4 million and an average cost of 4.09 percent in the same quarter of fiscal 2011.  The decrease in borrowings was primarily attributable to scheduled maturities.
The net interest margin during the second quarter of fiscal 2012 increased six basis points to 3.02 percent from 2.96 percent in the same quarter last year.  The increase was primarily due to the decline in the average cost of liabilities outpacing the declining yield of interest-earning assets.  The declining yield of interest-earning assets was attributable to the downward repricing of loans and investment securities, partly offset by a higher average balance of loans receivable and a lower level of excess liquidity invested at a nominal yield.  The decline in the average cost of liabilities was primarily due to the downward repricing of deposits to current market interest rates and a decline in the average cost of borrowings attributable primarily to the scheduled maturities during the period.
During the second quarter of fiscal 2012, the Company recorded a provision for loan losses of $1.13 million, compared to the $1.05 million provision for loan losses during the same period of fiscal 2011 and the $972,000 provision recorded in the first quarter of fiscal 2012 (sequential quarter).
Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $39.3 million, or 3.03 percent of total assets, at December 31, 2011, compared to $63.5 million, or 4.68 percent of total assets, at December 31, 2010 and $45.5 million, or 3.46 percent of total assets, at June 30, 2011.  Non-performing loans at December 31, 2011 were primarily comprised of 89 single-family loans ($26.9 million); three commercial real estate loans ($1.3 million); three multi-family loans ($2.3 million); one other mortgage loan ($972,000); and four commercial business loans that were fully reserved.  Real estate owned acquired in the settlement of loans at December 31, 2011 was comprised of 27 single-family properties ($6.4 million), one multi-family property ($1.0 million), one partially constructed commercial real estate property ($26,000), one developed lot ($399,000) and two undeveloped lots ($9,000).  Net charge-offs for the quarter ended December 31, 2011 were $2.94 million or 1.02 percent (annualized) of average loans receivable, compared to $3.21 million or 1.12 percent (annualized) of average loans receivable for the quarter ended December 31, 2010 and $2.75 million or 1.04 percent (annualized) of average loans receivable for the quarter ended September 30, 2011 (sequential quarter).
Classified assets at December 31, 2011 were $65.8 million, comprised of $16.9 million in the special mention category, $41.1 million in the substandard category and $7.8 million in real estate owned.  Classified assets at June 30, 2011 were $66.6 million, comprised of $12.9 million in the special mention category, $45.4 million in the substandard category and $8.3 million in real estate owned.
For the quarter ended December 31, 2011, four loans for $1.0 million were re-underwritten and modified from their original terms, and were identified as restructured loans.  This compares to the same quarter last year when the Bank modified 15 loans for $7.2 million. As of December 31, 2011, the outstanding balance of restructured loans was $30.5 million:  18 loans are classified as pass, are not included in the classified asset totals described earlier and remain on accrual status ($7.5 million); nine loans are classified as special mention and remain on accrual status ($6.3 million); and 45 loans are classified as substandard ($16.7 million total, with 38 of the 45 loans or $13.2 million on non-accrual status).  As of December 31, 2011, $22.3 million, or 73 percent, of the restructured loans are current with respect to their payment status.
    The allowance for loan losses was $26.9 million at December 31, 2011, or 3.08 percent of gross loans held for investment, compared to $30.5 million at June 30, 2011, or 3.34 percent of gross loans held for investment.  The allowance for loan losses at December 31, 2011 includes $11.4 million of specific loan loss reserves and $15.5 million of general loan loss reserves, compared to $14.1 million of specific loan loss reserves and $16.4 million of general loan loss reserves at June 30, 2011.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment as of December 31, 2011.
Non-interest income decreased to $7.31 million in the second quarter of fiscal 2012 compared to $10.10 million in the same period of fiscal 2011, primarily the result of a $3.43 million decrease in the gain on sale of loans, partly offset by an improvement in real estate owned operations to a net gain of $77,000 in comparison to a net loss of $(690,000) in the comparable prior period.  On a sequential quarter basis, non-interest income decreased $1.24 million, primarily the result of a $1.38 million decrease in the gain on sale of loans.
The gain on sale of loans decreased to $5.90 million for the quarter ended December 31, 2011 from $9.33 million in the comparable quarter last year, reflecting the net impact of a lower average loan sale margin and a lower loan sale volume.  The average loan sale margin for mortgage banking was 114 basis points for the quarter ended December 31, 2011, compared to 172 basis points in the comparable quarter last year.

The gain on sale of loans includes an unfavorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net loss of $(4.72) million in the second quarter of fiscal 2012, as compared to an unfavorable fair-value adjustment that amounted to a net loss of $(7.04) million in the same period last year.  The gain on sale of loans for the second quarter of fiscal 2012 includes a $672,000 recourse provision for loans sold that are subject to repurchase, compared to a $173,000 recourse provision in the comparable quarter last year.  As of December 31, 2011, the recourse reserve for loans sold that are subject to repurchase was $5.3 million, unchanged from the level at December 31, 2010 and somewhat higher as compared to $4.2 million at June 30, 2011.
In the second quarter of fiscal 2012, a total of $628.9 million of loans were originated and purchased for sale, a slight increase from $620.5 million for the same period last year, and 11 percent higher than the $568.1 million in the first quarter of fiscal 2012 (sequential quarter).  The loan origination volume remains favorable from a historical perspective as a result of continued liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products and relatively low mortgage interest rates.  Total loans sold during the quarter ended December 31, 2011 were $674.3 million, a slight decrease from $689.7 million during the same quarter last year, but 39 percent higher than the $485.7 million sold during the first quarter of fiscal 2012 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $649.3 million in the second quarter of fiscal 2012, an increase of five percent from $620.6 million in the same quarter of fiscal 2011, and 11 percent higher than the $583.9 million in the first quarter of fiscal 2012 (sequential quarter).
The sale and operations of real estate owned acquired in the settlement of loans resulted in a net gain of $77,000 in the second quarter of fiscal 2012, as compared to a net loss of $(690,000) in the comparable period last year.  Forty real estate owned properties, including 23 undeveloped lots in Coachella, California, were sold in the quarter ended December 31, 2011 compared to 35 real estate owned properties sold in the same quarter last year.  Twenty real estate owned properties were acquired in the settlement of loans during the second quarter of fiscal 2012, compared to 29 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of December 31, 2011, the real estate owned balance was $7.8 million (32 properties), compared to $13.5 million (78 properties) at December 31, 2010 and $8.3 million (54 properties) at June 30, 2011.
Non-interest expenses increased to $12.47 million in the second quarter of fiscal 2012 from $11.34 million in the same quarter last year, primarily as a result of an increase in compensation, premises and equipment and other operating expenses, partly offset by lower deposit insurance premiums resulting from an improvement in the Bank’s risk category rating, the change in methodology of calculating the premium and a subsequent accrual adjustment. The increase in compensation and other operating expenses was due primarily to mortgage banking loan production; and the increase in premises and equipment was due primarily to increases in routine maintenance costs and office lease expenses.

The Company’s efficiency ratio increased to 74 percent in the second quarter of fiscal 2012 from 57 percent in the second quarter of fiscal 2011.  The increase was the result of an increase in non-interest expense, and decreases in both net interest income and non-interest income.
The Company’s tax provision was $1.36 million for the second quarter of fiscal 2012, down $1.80 million from $3.16 million in the same quarter last year.  The effective income tax rate for the quarter ended December 31, 2011 was 42.3 percent as compared to 42.6 percent in the same quarter last year.  The Company believes that the tax provision recorded in the second quarter of fiscal 2012 reflects its current income tax obligations.
The Company repurchased 263,503 shares of its common stock during the quarter ended December 31, 2011 at an average cost of $9.27 per share.  As of December 31, 2011, the Company has repurchased 58 percent of the shares authorized by the July 2011 Stock Repurchase Program, leaving 239,262 shares available for future repurchase activity.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in City of Industry, Escondido, Glendora, Hermosa Beach, Rancho Cucamonga, Riverside (4) and Roseville, California.
The Company will host a conference call for institutional investors and bank analysts on Wednesday, February 1, 2012 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-800-230-1093 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Wednesday, February 15, 2012 by dialing 1-800-475-6701 and referencing access code number 234318.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement
This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach;  our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;  inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)
	December 31, 2011	June 30, 2011

Assets
Cash and cash equivalents	$133,507	$142,550
Investment securities – available for sale at fair value	24,106	26,193
Loans held for investment, net of allowance for loan losses of
$26,901 and $30,482, respectively	845,476	881,610
Loans held for sale, at fair value	226,790	191,678
Accrued interest receivable	3,570	3,778
Real estate owned, net	7,853	8,329
FHLB – San Francisco stock	24,585	26,976
Premises and equipment, net	5,962	4,805
Prepaid expenses and other assets	26,710	28,630

Total assets	$1,298,559	$1,314,549

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$51,785	$45,437
Interest-bearing deposits	902,071	900,330
Total deposits	953,856	945,767

Borrowings	176,573	206,598
Accounts payable, accrued interest and other liabilities	25,260	20,441
Total liabilities	1,155,689	1,172,806

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
  Common stock, $.01 par value (40,000,000 and 40,000,000 shares authorized, respectively; 17,610,865 and 17,610,865 shares issued, respectively; 11,175,761 and 11,418,654 shares
          outstanding, respectively)

	176	176
Additional paid-in capital	86,265	85,432
Retained earnings	151,633	148,147
Treasury stock at cost (6,435,104 and 6,192,211 shares, respectively)
	(95,757)	(92,650)
Accumulated other comprehensive income, net of tax	553	638

Total stockholders’ equity	142,870	141,743

Total liabilities and stockholders’ equity	$1,298,559	$1,314,549

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition – Sequential Quarter (Unaudited –In Thousands, Except Share Information)
	December 31, 2011	September 30, 2011

Assets
Cash and cash equivalents	$133,507	$80,156
Investment securities – available for sale at fair value	24,106	25,253
Loans held for investment, net of allowance for loan losses of
$26,901 and $28,704, respectively	845,476	859,649
Loans held for sale, at fair value	226,790	278,212
Accrued interest receivable	3,570	3,480
Real estate owned, net	7,853	7,300
FHLB – San Francisco stock	24,585	25,777
Premises and equipment, net	5,962	4,941
Prepaid expenses and other assets	26,710	35,100

Total assets	$1,298,559	$1,319,868

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$51,785	$46,044
Interest-bearing deposits	902,071	915,832
Total deposits	953,856	961,876

Borrowings	176,573	186,586
Accounts payable, accrued interest and other liabilities	25,260	27,810
Total liabilities	1,155,689	1,176,272

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
     Common stock, $.01 par value (40,000,000 and 40,000,000 shares authorized, respectively; 17,610,865 and 17,610,865 shares issued, respectively; 11,175,761 and 11,439,264 shares
          outstanding, respectively)

	176	176
Additional paid-in capital	86,265	86,021
Retained earnings	151,633	150,120
Treasury stock at cost (6,435,104 and 6,171,601 shares, respectively)
	(95,757)	(93,316)
Accumulated other comprehensive income, net of tax	553	595

Total stockholders’ equity	142,870	143,596

Total liabilities and stockholders’ equity	$1,298,559	$1,319,868

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended December 31,		Six Months Ended December 31,

	2011	2010	2011	2010
Interest income:
Loans receivable, net	$13,261	$14,888	$26,010	$30,449
Investment securities	134	217	281	458
FHLB – San Francisco stock	20	30	38	66
Interest-earning deposits	37	65	134	130
Total interest income	13,452	15,200	26,463	31,103

Interest expense:
Checking and money market deposits	176	271	376	576
Savings deposits	191	287	416	627
Time deposits	1,824	2,051	3,730	4,235
Borrowings	1,755	2,883	3,637	6,145
Total interest expense	3,946	5,492	8,159	11,583

Net interest income, before provision for loan losses	9,506	9,708	18,304	19,520
Provision for loan losses	1,132	1,048	2,104	1,925
Net interest income, after provision for loan losses	8,374	8,660	16,200	17,595

Non-interest income:
Loan servicing and other fees	176	275	308	399
Gain on sale of loans, net	5,897	9,332	13,173	18,779
Deposit account fees	626	671	1,229	1,300
Gain (loss) on sale and operations of real estate owned acquired in the settlement of loans	77	(690)	109	(1,058)
Card and processing fees	309	312	640	628
Other	228	197	402	384
Total non-interest income	7,313	10,097	15,861	20,432

Non-interest expense:
Salaries and employee benefits	8,380	7,565	17,234	14,942
Premises and occupancy	956	804	1,828	1,624
Equipment	410	378	724	703
Professional expenses	455	418	888	801
Sales and marketing expenses	178	160	377	294
Deposit insurance and regulatory assessments	461	664	632	1,345
Other	1,634	1,353	3,094	2,843
Total non-interest expense	12,474	11,342	24,777	22,552

Income before taxes	3,213	7,415	7,284	15,475
Provision for income taxes	1,359	3,160	3,112	6,691
Net income	$1,854	$4,255	$4,172	$8,784

Basic earnings per share	$0.16	$0.37	$0.37	$0.77
Diluted earnings per share	$0.16	$0.37	$0.36	$0.77
Cash dividends per share	$0.03	$0.01	$0.06	$0.02

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	December 31,	September 30,
	2011	2011
Interest income:
Loans receivable, net	$13,261	$12,749
Investment securities	134	147
FHLB – San Francisco stock	20	18
Interest-earning deposits	37	97
Total interest income	13,452	13,011

Interest expense:
Checking and money market deposits	176	200
Savings deposits	191	225
Time deposits	1,824	1,906
Borrowings	1,755	1,882
Total interest expense	3,946	4,213

Net interest income, before provision for loan losses	9,506	8,798
Provision for loan losses	1,132	972
Net interest income, after provision for loan losses	8,374	7,826

Non-interest income:
Loan servicing and other fees	176	132
Gain on sale of loans, net	5,897	7,276
Deposit account fees	626	603
Gain on sale and operations of real estate owned acquired in the settlement of loans, net	77	32
Card and processing fees	309	331
Other	228	174
Total non-interest income	7,313	8,548

Non-interest expense:
Salaries and employee benefits	8,380	8,854
Premises and occupancy	956	872
Equipment	410	314
Professional expenses	455	433
Sales and marketing expenses	178	199
Deposit insurance premiums and regulatory assessments	461	171
Other	1,634	1,460
Total non-interest expense	12,474	12,303

Income before taxes	3,213	4,071
Provision for income taxes	1,359	1,753
Net income	$1,854	$2,318

Basic earnings per share	$0.16	$0.20
Diluted earnings per share	$0.16	$0.20
Cash dividends per share	$0.03	$0.03

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )
	Quarter Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
SELECTED FINANCIAL RATIOS:
Return on average assets	0.57%	1.24%	0.64%	1.27%
Return on average stockholders’ equity	5.16%	12.62%	5.83%	13.26%
Stockholders’ equity to total assets	11.00%	10.07%	11.00%	10.07%
Net interest spread	2.90%	2.83%	2.79%	2.83%
Net interest margin	3.02%	2.96%	2.90%	2.95%
Efficiency ratio	74.17%	57.27%	72.52%	56.45%
Average interest-earning assets to average
interest-bearing liabilities	110.52%	108.22%	110.03%	107.54%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.16	$0.37	$0.37	$0.77
Diluted earnings per share	$0.16	$0.37	$0.36	$0.77
Book value per share	$12.78	$11.99	$12.78	$11.99
Shares used for basic EPS computation	11,352,954	11,377,186	11,410,403	11,369,469
Shares used for diluted EPS computation	11,383,737	11,386,838	11,449,321	11,374,295
Total shares issued and outstanding	11,175,761	11,407,454	11,175,761	11,407,454

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$220,272	$220,794	$427,821	$454,533
Wholesale originations and purchases	408,672	399,748	769,183	815,480
Total loans originated and purchased for sale	$628,944	$620,542	$1,197,004	$1,270,013

LOANS SOLD:
Servicing released	$670,753	$689,724	$1,152,146	$1,280,313
Servicing retained	3,537	-	7,863	185
Total loans sold	$674,290	$689,724	$1,160,009	$1,280,498

	As of	As of	As of	As of	As of
	12/31/11	09/30/11	06/30/11	03/31/11	12/31/10
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$5,301	$5,221	$4,216	$4,059	$5,295
Allowance for loan losses	$26,901	$28,704	$30,482	$34,478	$36,925
Non-performing loans to loans held for investment, net	3.72%	4.31%	4.21%	5.11%	5.37%
Non-performing assets to total assets	3.03%	3.36%	3.46%	4.28%	4.68%
Allowance for loan losses to gross non- performing loans	62.71%	57.61%	59.49%	54.19%	56.18%
Allowance for loan losses to gross loans held for
investment	3.08%	3.23%	3.34%	3.64%	3.81%
Net charge-offs to average loans receivable (annualized)	1.02%	1.04%	1.83%	1.94%	1.12%
Non-performing loans	$31,461	$37,055	$37,126	$46,649	$50,035
Loans 30 to 89 days delinquent	$3,066	$2,517	$2,057	$5,662	$9,497

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
(Dollars in Thousands)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	12/31/11	09/30/11	06/30/11	03/31/11	12/31/10
Recourse provision (recovery) for loans sold	$672	$1,101	$402	$(1,236)	$173
Provision for loan losses	$1,132	$972	$847	$2,693	$1,048
Net charge-offs	$2,935	$2,750	$4,843	$5,140	$3,209

	As of	As of	As of	As of	As of
	12/31/11	09/30/11	06/30/11	03/31/11	12/31/10
REGULATORY CAPITAL RATIOS (BANK):
Tangible equity ratio	10.68%	10.34%	10.53%	10.16%	9.80%
Core capital ratio	10.68%	10.34%	10.53%	10.16%	9.80%
Total risk-based capital ratio	18.21%	16.91%	17.56%	16.07%	15.23%
Tier 1 risk-based capital ratio	16.96%	15.65%	16.30%	14.82%	13.97%

	As of December 31,
	2011		2010
INVESTMENT SECURITIES:	Balance	Rate (1)	Balance	Rate (1)
Available for sale (at fair value):
U.S. government sponsored enterprise debt securities	$-	-%	$3,259	4.00%
U.S. government agency MBS	13,083	2.12	15,421	2.77
U.S. government sponsored enterprise MBS	9,779	2.44	11,024	2.59
Private issue collateralized mortgage obligations	1,244	2.53	1,400	2.65
Total investment securities available for sale	$24,106	2.27%	$31,104	2.83%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$465,606	3.89%	$531,686	4.51%
Multi-family (5 or more units)	298,285	5.84	320,279	6.13
Commercial real estate	99,718	6.84	105,720	6.86
Construction	-	-	400	5.25
Other mortgage	1,528	5.69	1,531	5.69
Commercial business	4,332	7.43	5,723	7.12
Consumer	604	8.02	792	7.71
Total loans held for investment	870,073	4.92%	966,131	5.32%

Deferred loan costs, net	2,304		2,993
Allowance for loan losses	(26,901)		(36,925)
Total loans held for investment, net	$845,476		$932,199

Purchased loans serviced by others included above	$19,701	4.72%	$21,296	4.76%

DEPOSITS:
Checking accounts – non interest-bearing	$51,785	-%	$45,475	-%
Checking accounts – interest-bearing	198,683	0.26	185,086	0.37
Savings accounts	214,846	0.35	203,940	0.50
Money market accounts	30,275	0.57	32,182	0.66
Time deposits	458,267	1.51	459,897	1.68
Total deposits	$953,856	0.88%	$926,580	1.04%

(1) The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of December 31,
(Dollars in Thousands)	2011		2010
	Balance	Rate (1)	Balance	Rate (1)
BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	30,000	4.01	60,000	3.87
Over three to six months	30,000	3.70	25,000	5.00
Over six months to one year	-	-	30,000	3.84
Over one year to two years	75,000	3.80	60,000	3.86
Over two years to three years	10,000	2.93	75,000	3.80
Over three years to four years	-	-	10,000	2.93
Over four years to five years	-	-	-	-
Over five years	31,573	3.71	11,623	4.27
Total borrowings	$176,573	3.75%	$271,623	3.93%

	Quarter Ended		Six Months Ended
	December 31,		December 31,
SELECTED AVERAGE BALANCE	2011	2010	2011	2010
SHEETS:	Balance	Balance	Balance	Balance

Loans receivable, net (2)	$1,153,663	$1,146,220	$1,105,162	$1,155,746
Investment securities	24,719	32,261	25,243	33,083
FHLB – San Francisco stock	25,155	29,946	25,759	30,545
Interest-earning deposits	57,201	103,643	104,765	102,975
Total interest-earning assets	$1,260,738	$1,312,070	$1,260,929	$1,322,349
Total assets	$1,307,733	$1,374,776	$1,310,852	$1,387,475

Deposits	$955,112	$932,980	$954,922	$935,376
Borrowings	185,670	279,399	191,103	294,275
Total interest-bearing liabilities	$1,140,782	$1,212,379	$1,146,025	$1,229,651
Total stockholders’ equity	$143,599	$134,915	$143,060	$132,460

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	Yield/Cost	Yield/Cost	Yield/Cost	Yield/Cost

Loans receivable, net (2)	4.60%	5.20%	4.71%	5.27%
Investment securities	2.17%	2.69%	2.23%	2.77%
FHLB – San Francisco stock	0.32%	0.40%	0.29%	0.43%
Interest-earning deposits	0.25%	0.25%	0.25%	0.25%
Total interest-earning assets	4.27%	4.63%	4.20%	4.70%

Deposits	0.91%	1.11%	0.94%	1.15%
Borrowings	3.75%	4.09%	3.78%	4.14%
Total interest-bearing liabilities	1.37%	1.80%	1.41%	1.87%

(1) The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

(2) Includes loans held for investment and loans held for sale at fair value, net of allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	12/31/11	09/30/11	06/30/11	03/31/11	12/31/10
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$15,483	$17,614	$16,705	$20,160	$23,975
Multi-family	1,789	1,437	1,463	2,558	1,525
Commercial real estate	938	939	560	375	1,645
Construction	-	-	-	250	250
Commercial business loans	-	-	-	-	37
Total	18,210	19,990	18,728	23,343	27,432

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	11,424	13,940	15,133	17,185	18,620
Multi-family	490	490	490	2,368	2,622
Commercial real estate	365	1,660	1,660	2,405	983
Other	972	972	972	1,203	232
Commercial business loans	-	3	143	145	146
Total	13,251	17,065	18,398	23,306	22,603

Total non-performing loans	31,461	37,055	37,126	46,649	50,035

Real estate owned, net	7,853	7,300	8,329	10,659	13,470
Total non-performing assets	$39,314	$44,355	$45,455	$57,308	$63,505

Restructured loans on accrual status:
Mortgage loans:
Single-family	$10,092	$12,940	$15,589	$19,929	$16,149
Multi-family	4,168	4,172	3,665	914	918
Commercial real estate	2,772	1,473	1,142	536	1,830
Other	-	236	237	-	1,292
Commercial business loans	219	189	125	90	94
Total	$17,251	$19,010	$20,758	$21,469	$20,283